Exhibit 99.1

Molecular Insight Pharmaceuticals Regains Compliance with NASDAQ

Minimum Market Value Rule

Cambridge, MA, April 27, 2010 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI), a biopharmaceutical company discovering and developing targeted therapeutic and imaging radiopharmaceuticals for use in oncology, today received a letter from The NASDAQ Stock Market notifying the Company it has regained compliance with NASDAQ’s minimum market value of listed securities rule.

For 10 consecutive business days, from April 13, 2010 to April 26, 2010, Molecular Insight’s market value of listed securities has been $50 million or greater, thus the Company has regained compliance with Listing Rule 5450(b)(2)(A) for continued listing on the NASDAQ Global Market. In March, NASDAQ had notified the Company of non-compliance with the rule and that it had a grace period of 180 days to regain compliance. In its April 27, 2010 notification, NASDAQ provided written confirmation of compliance with the rule and that this matter is now closed.

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and pioneer in molecular medicine. The Company is focused on the discovery and development of targeted therapeutic and imaging radiopharmaceuticals for use in oncology. Molecular Insight has five clinical-stage candidates in development. For further information on Molecular Insight Pharmaceuticals, please visit www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the impact of the NASDAQ letter on the listing and trading of our stock, and continued listing on the NASDAQ Global Market. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, uncertainties in maintaining compliance with continued listing requirements to be listed on the NASDAQ Global Market and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov/. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com/. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Contact:

Investors

Chuck Abdalian

Chief Financial Officer

(617) 871-6618

cabdalian@molecularinsight.com

Media
Martin A. Reynolds	Susan Pietropaolo
Manager	BCC Partners
Corporate Communications	(201) 923-2049
(617) 871-6734 mreynolds@molecularinsight.com	spietropaolo@bccpartners.com